Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for March 2021

HOUSTON, Texas, March 19, 2021 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $2,472,277.06 or $0.053043 per Unit, based primarily upon estimated production during the month of January 2021, subject to certain adjustments by the owner of the Trust’s subject interests, Hilcorp San Juan L.P. (Hilcorp”), for prior months. The distribution is payable April 14, 2021, to Unit Holders of record as of March 31, 2021.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,631,464 Mcf (2,923,849 MMBtu) for January 2021, as compared to 1,643,882 Mcf (1,826,535 MMBtu) for December 2020. Dividing revenues by production volume yielded an average gas price for January 2021 of $2.36 per Mcf ($2.12 per MMBtu), as compared to an average gas price for December 2020 of $2.66 per Mcf ($2.39 per MMBtu).

Hilcorp has advised the Trust that the January 2021 reporting month included a negative adjustment of $68,164 gross ($51,123 net to the Trust) based on true-ups for the August 2020, September 2020 and October 2020 production months.

Hilcorp informed the Trust that due to Hilcorp’s transition to a new accounting system, the January 2021 reporting month is based on estimated production, actual realized prices and estimated costs.

Hilcorp also reported that for the reporting month of January 2021, revenue included an estimated $100,000 for non-operated revenue. For the month ended January 2021, Hilcorp reported to the Trust capital costs of $19,057, lease operating expenses and property taxes of $1,554,770, and severance taxes of $1,187,100.

Contact:	San Juan Basin Royalty Trust
BBVA USA, Trustee
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
	website: www.sjbrt.com	e-mail: sjt.us@bbva.com

Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources
and Senior Vice President
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.